As filed with the Securities and Exchange Commission on August 24, 1998.
                                                    Registration No. 33-7811-NY.
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
              -----------------------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
              -----------------------------------------------------


                               GRAFIX CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                      93-0943925
(State or other jurisdiction of             (I.R.S. Employer Identification NO.)
 incorporation or organization)

                             8250 South Akron Street
                                    Suite 203
                            Englewood, Colorado 80112
                                 (800) 789-7736
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal place of business)
              -----------------------------------------------------

                                 Richard H. Bell
                         Harvard Business Services, Inc.
                               25 Greystone Manor
                           Lewes, Delaware 19958-9766
                                 (302) 645-7400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
              -----------------------------------------------------

                    SERVICES AGREEMENT WITH KENT D. KRAUSMAN
                    SERVICES AGREEMENT WITH GEORGE T. HELLEN
                            (Full title of the Plans)

                Approximate Date of Proposed Sale to the Public:
   As soon as practicable after this Registration Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------


                                                                        Proposed            Proposed Maximum         Amount of
     Title of Each Class of Security              Amount            Maximum Offering       Aggregate Offering       Registration
            being Registered                 being Registered       Price Per Share               Price                 Fee
     -------------------------------         ----------------       ----------------       ------------------       ------------
Common Stock, $.001 par value .............   300,000 Shares             $ 1.00                 $ 300,000              $125.00
                                                                                                 --------               ------
TOTAL                                                                                           $ 300,000              $125.00

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                               GRAFIX CORPORATION
                              CROSS REFERENCE SHEET

                    Pursuant to Item 501(b) of Regulation S-B
                  Showing Location in Prospectus of Information
                          Required by Items of Form S-8

Item Number and Heading in
Form S-8 Registration Statement                                                 Caption or Location in Prospectus
-------------------------------                                                 ---------------------------------
1.      Forepart of Registration Statement and Outside Front                    Facing Page of Registration Statement and
        Cover Page of the Prospectus                                            Cover Page of Prospectus

2.      Inside Front and Outside Back Cover Pages of Prospectus                 Inside Cover Page of Prospectus and
                                                                                Outside Cover Page of Prospectus

3.      Summary Information, Risk Factors and Ratio of Earnings                 Not Applicable
        To Fixed Charges

4.      Use of Proceeds                                                         Not Applicable

5.      Determination of Offering Price                                         Not Applicable

6.      Dilution                                                                Not Applicable

7.      Selling Security Holders                                                Sales by Selling Security Holder

8.      Plan of Distribution                                                    Cover Page of Prospectus and Sales by
                                                                                Selling Security Holder

9.      Description of Securities to be Registered                              Description of Securities; Services Agreement with
                                                                                Kent D. Krausman;   Services Agreement with
                                                                                George T. Hellen.

10.     Interest of Named Experts and Counsel                                   Legal Matters

11.     Material Changes                                                        Not Applicable

12.     Incorporation of Certain Information by Reference                       Incorporation of Certain Documents by
                                                                                Reference

13.     Description of Business                                                 Proposed Business

14.     Disclosure of Commission Position on Indemnification                    Indemnification of Directors and Officers;
        for Securities Act Liabilities                                          Undertakings

PROSPECTUS DATED AUGUST 20, 1998.

                               GRAFIX CORPORATION
                         300,000 Shares of Common Stock

        ISSUED PURSUANT TO THE COMPANY'S SERVICES AGREEMENTS WITH KENT D.
                          KRAUSMAN AND GEORGE T. HELLEN

    This Prospectus is part of a Registration Statement which registers 300,000 shares of Common Stock, $.001 par value per share (the "Shares"), of Grafix Corporation (the "Company"), which will be issued to Kent D. Krausman and George
T. Hellen ("Krausman" and "Hellen" respectively). The Shares will be issued on or about August 14, 1998, pursuant to agreements with Krausman and Hellen, evidenced by a resolution of the Company's Board of Directors dated July 15, 1998. The Shares will be issued as partial payment for services rendered to the Company by Krausman and Hellen. Krausman and Hellen have informed the Company that they intend to sell all or a portion of the Shares from time to time in the Bulletin Board market, in negotiated transactions, directly or through brokers or otherwise, and that such Shares will be sold at market prices prevailing at the time of such sales or at negotiated prices, and the Company will not receive any proceeds from such sales. The Company's principal executive office is located at 8250 S. Akron St., Suite 203, Englewood, CO 80112. The telephone number is (800) 789-7736.

    No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the Shares issued under the terms of the the agreements with Krausman and Hellen shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

         --------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         --------------------------------------------------------------

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.




                 The date of this Prospectus is August 20, 1998.

                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission, located at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on the Bulletin Board under the symbol "CRRAD."

    The Company has filed with the Commission a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the resale of up to an aggregate of up to 300,000 shares of the Company's Common Stock offered by this Prospectus. Reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated herein by reference and made a part hereof:

    1. The Company's Annual Report on Form 10-KSB filed for the year ended September 30, 1997, and the Company's Quarterly Reports on Form 10-QSB for the quarters ended December 31, 1997, March 31, 1998, and June 30, 1998.

    2. All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, at the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to the Company at 8250 S. Akron St., Suite 203, Englewood, CO 80112.

                     INFORMATION WITH RESPECT TO THE COMPANY

    This Prospectus is accompanied by the Company's Annual Report on Form 10-KSB for the year ended September 30, 1997 and the Company's Quarterly Reports on Form 10-QSB for the quarters ended December 31, 1997, March 31, 1998, and June 30, 1998. These Annual and Quarterly Reports, as well as all other reports filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act, are hereby incorporated by reference in this Prospectus and may be obtained, without charge, upon the oral or written request of any person to the Company at 8250 S. Akron St., Suite 203, Englewood, CO 80112, telephone (800) 789-7736.

                         AGREEMENT WITH KENT D. KRAUSMAN

General

    Kent D. Krausman is president and CEO of the Company. On August 10, 1998, the Board of Directors voted to approve issuance of 150,000 shares of the Company's common stock to Krausman as additional compensation for his services pursuant to his agreement with the Company.

Compensation

    The Company has agreed to issue 150,000 shares of Common Stock of the Company to Mr. Krausman, and further agreed to register the Shares by filing a Registration Statement on Form S-8.

                         AGREEMENT WITH GEORGE T. HELLEN

General

    On August 10, 1998, the Board of Directors voted to approve issuance of 150,000 shares of the Company's common stock to George T. Hellen as additional compensation for his services pursuant to his agreement with the Company.

Compensation

    The Company has agreed to issue 150,000 shares of Common Stock of the Company to Mr. Hellen, and further agreed to register the Shares by filing a Registration Statement on Form S-8.

                       RESTRICTIONS UNDER SECURITIES LAWS

    The sales of the Shares must be made in accordance with federal and state securities laws. Officers, directors and 10% or greater stockholders of the Company, as well as certain other persons or parties who may be deemed to be "affiliates" of the Company under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective Registration
Statement, under Rule 144, or under any other available exemption from registration. Officers, directors and 10% and greater stockholders are also subject to the "short swing" profit rule of Section 16(b) of the Exchange Act. The Company considers Messrs. Krausman and Hellen affiliates.

                        SALES BY SELLING SECURITY HOLDERS

    The following table sets forth the name of the Selling Security Holder, the number of shares of Common Stock held directly or indirectly, the maximum number of Shares to be offered by the Selling Security Holder, the maximum sales price of the Shares, and the number and percentage of shares to be held by the Selling Security Holders following sale of the Shares. Unless otherwise indicated, each of the Selling Security Holders has sole voting and investment power with respect to shares beneficially owned.

Name of Selling         Number of        Shares to      Maximum Offering     Shares to be Owned     % Owned After
Security Holder         Shares Owned     be Offered     Price Per Share      After Offering         Offering (1)
---------------         ------------     ----------     ----------------     ------------------     -------------
Kent D. Krausman .......   230,000         150,000          $ 1.00                 80,000               1.2%
George T. Hellen .......   200,000         150,000          $ 1.00                 50,000               0.7%

(1) Assumes a total of approximately 6,400,000 shares issued and outstanding.

                            DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. There are currently 6,103,420 shares of the Company's Common Stock issued and outstanding, and -0- shares of Preferred Stock, issued and outstanding.

    The following summary of certain terms of the Common Stock and Preferred Stock does no purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and the provisions of applicable law.

COMMON STOCK

    As of the date of this Prospectus, there are 6,103,420 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all maters submitted to a vote of the stockholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock, par value $.01 per share, of which -0- are currently issued and outstanding. The Board of Directors has the authority to issue all or any portion of the authorized but unissued preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company.

TRADING STATUS

    The Company's Common Stock is traded on the Nasdaq Electronic Bulletin Board under the symbol "CRRAD" until September 6, 1998; thereafter, the Company's Common Stock will be traded on the Nasdaq Electronic Bulletin Board under the symbol "CRRA."

TRANSFER AGENT

    The Transfer Agent for the Company is Corporate Securities Transfer, Inc., 370 Seventeenth Street, Suite 2350, Denver, Colorado 80202-4614, telephone number (303) 595-3300.

                                  LEGAL MATTERS

    Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Arnold P. Guttenberg, P.C. Arnold Guttenberg, the sole owner of Arnold P. Guttenberg, P.C., is a shareholder of the Company.

                                     PART II

Item 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

    The Registrant incorporates the following documents by reference in the Registration Statement:

    (a) The Company's Annual Report on Form 10-KSB filed for the year ended September 30, 1997, and the Company's Quarterly Reports on Form 10-QSB for the quarters ended December 31, 1997, March 31, 1998, and June 30, 1998.

    (b) All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

Item 4.    DESCRIPTION OF SECURITIES.

    The class of securities to be offered is registered under Sections 13 and 15(d) of the Exchange Act. A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

Item 5.    INTEREST OF NAMED EXPERTS AND COUNSEL.

    Arnold P. Guttenberg, sole owner of Arnold P. Guttenberg, P.C., General Counsel to the Company, is a shareholder of the Company.

Item 6.    INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    The Company's Bylaws and the General Corporation Law of Delaware provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED.

    Inasmuch as the persons receiving the Stock were knowledgeable, sophisticated and had access to comprehensive information relevant to the Registrant, such transactions were undertaken in reliance on the exemption from registration afforded by Section 4(2) of the Act.

Item 8.    EXHIBITS.

    5 Opinion of Arnold P. Guttenberg, P.C., consent included, relating to the issuance of the Shares.

Item 9.    UNDERTAKINGS.

    (a)  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including but not limited to any addition or election of a managing underwriter.

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13 or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on August 20, 1998.

                                 GRAFIX CORPORATION:

                                 By: /S/ KENT D. KRAUSMAN
                                     -------------------------------------------
                                     Kent D. Krausman, CEO, CFO, Director

                                  EXHIBIT INDEX


     5. Opinion of Arnold P. Guttenberg, P.C., consent included, relating to the issuance of the Shares.